UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 21, 2009
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221 (Commission File Number)	36-1115800 (I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
The information in this Form 8-K that is furnished under “Item 2.02. Results of Operations and Financial Condition” and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.
On January 14, 2009, Motorola, Inc. (the “Company”) issued a press release announcing preliminary estimates for the fourth quarter of 2008. A copy of this press release is attached hereto as Exhibits 99.1.
Item 2.05 Costs Associated with Exit or Disposal Activities
On January 14, 2009, the Company announced certain cost-reduction initiatives, including 4,000 planned workforce reductions. On January 14, 2009, the Company took specific action, primarily in the Mobile Devices business, which will result in severance costs relating to approximately 2,800 of these workforce reductions and approximately $106 million of charges in the first quarter of 2009. The majority of these workforce reductions will be completed in the first quarter of 2009 with the remainder expected to be carried out in future quarters of 2009.
As additional detailed plans are finalized related to the remaining workforce reductions, additional charges will be required and will be disclosed in subsequent filings, as appropriate.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 16, 2009, Edward J. Fitzpatrick, age 42, was appointed to the position of Senior Vice President and Corporate Controller of the Company and replaces Laurel Meissner as the Company’s principal accounting officer. Ms. Meissner resigned from her position as Senior Vice President and Chief Accounting Officer.
Since January 2008, Mr. Fitzpatrick has served as Corporate Vice President, Finance of the Home and Networks Mobility business of the Company. Mr. Fitzpatrick served as Vice President, Finance of the Home and Networks Mobility business from June 2007 until January 2008; Vice President, Finance and Controller of the Network and Enterprise business of the Company from April 2006 until June 2007; Vice President, Finance and Controller of the Government and Enterprise Mobility Solutions business from July 2005 to April 2006 and Senior Director and Controller of the Connected Home Solutions business of the Company from February 2000 until July 2005.
In connection with Mr. Fitzpatrick’s appointment, the Compensation and Leadership Committee of the Board of Directors of the Company approved the following compensatory arrangements covering Mr. Fitzpatrick: (i) an increase in annual base salary from $253,000 to $400,000; (ii) an increase in target from 60% to 100% of his base pay rate on January 1, 2008 for the portion of the performance period for the 2008-2010 cycle under the Company’s Long Range Incentive Plan (LRIP) of 2006 beginning on January 20, 2009 and ending December 31, 2010; (iii) a grant of stock options under the Company’s Omnibus Incentive Plan of 2006, as amended (“Omnibus Plan”), to acquire 125,000 shares of the Company’s common stock at an option exercise price of $4.31, which, subject to certain conditions, will expire on the tenth anniversary of the date of grant and will vest in four equal annual installments on each of the first four anniversaries of the date of grant; (iv) a grant of 50,000 restricted stock units (“RSUs”) under the Omnibus Plan, which RSUs will vest in four equal annual installments on each of the first four anniversaries of the date of grant; (v) a $150,000 one-time commuting allowance payment; and (vi) various other previously disclosed benefits and plans available to senior-level officers of Motorola.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits. The following is filed as an Exhibit to this Report.

Exhibit No.	Document
99.1	Press Release by Motorola, Inc. dated January 14, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Date: January 21, 2009	By:	/s/ Paul J. Liska
Paul J. Liska
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press Release by Motorola, Inc. dated January 14, 2009.